EXHIBIT 10.34

 Addendum #3 to the Revolving Line of Credit Agreement

[$136,600.00]	[09/30/2014]

This Addendum to the Revolving Line of Credit Agreement by and between Elite Data Services, Inc., a Florida Corporation   (the "BORROWER") and Sarah Myers an Individual ("LENDER") is made and executed as of the date referred to above. An additional principal sum totaling Eight Thousand Four Hundred and Forty-Two Dollars and 93/100 ($8,492.93) has been added to the Revolving Line of Credit Agreement Promissory Note dated September 1, 2013 (the "LOAN AGREEMENT"), bringing the Loan Agreement to a total sum of One Hundred and Thirty-Six Thousand Six Hundred Dollars ($136,600). The default date under the Loan Agreement has been extended to April 1, 2015.

This Addendum shall be governed by and construed and enforced in accordance with the laws of Florida.

By:	/s/ Steven Frye
Steven Frye, CEO & President

By:	/s/ Sarah Myers
Sarah Myers, Lender